EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)

                                                         Three Months Ended                  Nine Months Ended
                                                           September 30,                       September 30,
                                                 ---------------------------------  ----------------------------------
                                                         1996             1995              1996              1995
                                                 ----------------  ---------------  ----------------  ----------------

Net Income.......................................$         6,358   $        3,839   $        17,246   $        11,975
Weighted Average Shares Outstanding..............         22,061           21,593            21,872            20,707

Earnings Per Share...............................$          0.29   $         0.18   $          0.79   $          0.58
                                                 ================  ===============  ================  ================

Calculation of Weighted Average Shares:
   Weighted Average Common Stock
     Outstanding.................................         21,591           21,372            21,550            20,536
   Weighted Average Common Stock
     Options, utilizing the treasury stock
     method......................................            470              221               322               171
                                                 ----------------  ---------------  ----------------  ----------------
                                                          22,061           21,593            21,872            20,707
                                                 ================  ===============  ================  ================










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